Exhibit 99.1

For Immediate Release	For additional information contact: Richard Donnelly - CEO 303-794-2000 or Greg Pusey - Chairman 303-722-4008

AspenBio Pharma, Inc. Announces Completion of $2.2 Million Private Placement and Additions to Scientific Staff

        Castle Rock, CO, May 9, 2006/PR News —AspenBio Pharma, Inc. (OTCBB: APNB) announced today that it has completed and terminated its offering under a private placement of unregistered securities totaling an aggregate of $2,192,000 with $1,428,000 having previously closed on April 13, 2006. A total of 1,565,714 common shares were sold at $1.40 per share in the offering. No warrants were included in the offering and no commissions were paid on the proceeds. The offering was made to accredited investors, including over 95% purchased by two funds that are existing investors in the Company as well as an additional investment by the Company’s President and CEO. The purpose of the private placement is to raise funds for working capital, new product development and general corporate purposes.

The shares of Common Stock are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy in any jurisdiction.

AspenBio also announced two additions to its scientific staff, Dr. Donald Traul and Jose Perez. Don joins the Company as Manager of Scientific Projects and will be responsible for the oversight of all scientific projects, reporting to Dr. Mark Colgin. Don’s background includes work in molecular virology and diagnostics. Jose joins the Company as an addition to our R&D and QC staff in the position of Quality Control Specialist.

Richard Donnelly, Aspen’s President and CEO stated: “This important financing results in a strong cash position exceeding $3 million, and allows us to further accelerate our development efforts. The recent additions of key new scientific personnel will also help in the completion of prioritized near term new product projects.”

This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APNB”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including development of new products, obtaining additional funding, adverse changes in market conditions, fluctuations in sales volumes, and problems in collecting receivables. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB’s recent filings with the SEC.